EXHIBIT 99

                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                           AND SUBSIDIARY COMPANIES
                    CONSOLIDATED STATEMENT OF OPERATIONS*
                            SUPPLEMENTAL SCHEDULE
               FOR THE THREE MONTHS ENDED MARCH 31: (UNAUDITED)

  (Dollars in millions except for per share amounts)        1996          1995
  Revenue:                                                _______       _______
     Hardware sales                                       $ 7,708       $ 7,727
     Services                                               3,198         2,445
     Software                                               3,037         2,873
     Maintenance                                            1,749         1,821
     Rentals and financing                                    867           869
                                                          _______       _______
  Total revenue                                            16,559        15,735

  Cost:
     Hardware sales                                         5,005         4,795
     Services                                               2,577         1,974
     Software                                                 911         1,005
     Maintenance                                              912           900
     Rentals and financing                                    385           397
                                                          _______       _______
  Total cost                                                9,790         9,071
                                                          _______       _______
  Gross profit                                              6,769         6,664

  Operating expenses:
     Selling, general and administrative                    3,461         3,633
     Research, development and engineering                  1,091           913
                                                          _______       _______
  Total operating expenses                                  4,552         4,546
                                                          _______       _______
  Operating income                                          2,217         2,118
  Other income, principally interest                          150           246
  Interest expense                                            149           180
                                                          _______       _______
  Earnings before income taxes                              2,218         2,184
  Income tax provision                                        865           895
                                                          _______       _______
  Net earnings                                              1,353         1,289

  Preferred stock dividends and transaction costs               5            47
                                                          _______       _______
  Net earnings applicable to
     common shareholders                                  $ 1,348       $ 1,242
                                                          =======       =======
  Net earnings per share of common stock                  $  2.48       $  2.12

  *    Supplemental information provided for comparative purposes:
  (1) 1996 excludes a pre-tax charge of $236 million ($144 million after tax, $.27 per common share) for work force separations.
  (2) 1996 excludes a non-recurring, non-tax deductible charge of $435 million ($.80 per common share) for purchased in-process research and development in connection with the acquisitions of Tivoli Systems, Inc. and Object Technology International, Inc.

                                    - 17 -

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                       Exhibits Omitted From This Copy
                       _______________________________



       IBM Extended Tax Deferred Savings Plan amended and restated effective January 1, 1996.



       Copies of this exhibit may be obtained without charge from the First Chicago Trust Company of New York, Suite 4688, P.O. Box 2530 Jersey City, New Jersey 07303-2530











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